UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2016 (April 14, 2016)

Bob Evans Farms, Inc. (Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
8111 Smith’s Mill Road, New Albany, Ohio 43054
(Address of principal executive offices Zip Code)
(614) 491-2225
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and formal fiscal year, if changed since last report)
_______________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.01 of this Current Report on Form 8-K, or this Current Report, is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously reported, on December 16, 2015, Bob Evans Farms, LLC, a wholly owned subsidiary (“Bob Evans Restaurants” or “Seller”), signed a non-binding letter of intent to sell 145 restaurant properties for up to $200.0 million, and on February 22, 2016, Bob Evans Restaurants entered into Purchase and Sale Agreements (each, a “PSA”) for the restaurant properties. The PSA’s were entered into with Mesirow Realty Sale-Leaseback, Inc., an Illinois corporation (“Mesirow”) and with National Retail Properties, LP, a Delaware limited partnership (“National”). The PSA’s provided that Bob Evans Restaurants would sell to Mesirow a portfolio of 26 Bob Evans Restaurant properties for $36.6 million, and to National a portfolio of 119 Bob Evans Restaurant properties for a purchase price of $163.4 million. The PSA’s further provided that prior to the closing of each sale the final portfolio of properties could be adjusted with a corresponding adjustment of the purchase price, and the final purchase prices may be adjusted for customary real estate adjustments. Pursuant to the PSA’s with Mesirow and National, and as a condition of closing, Bob Evans Restaurants has agreed to enter into absolute net master leases for the portfolio properties, and that the Company and BEF Foods, Inc. would provide payment and performance guaranties of the Mesirow Lease and each National Lease.

On April 14, 2016, we completed the closing of the transactions with Mesirow and National. Pursuant to the PSA’s with Mesirow and National, we sold a portfolio of 26 Bob Evans Restaurant properties for $36.4 million, and a portfolio of 117 Bob Evans Restaurant properties for a purchase price of $160.8 million, respectively, for a total of $197.2 million. The closing of the sale-leaseback transactions provided the Company with net proceeds (after tax and transaction related costs) of approximately $164.0 million. The net proceeds are to be used to pay down debt under the Company’s credit agreement, repurchase Company shares, and for other corporate purposes, while maintaining a prudent level of leverage.

As part of the transactions, Bob Evans Restaurants entered into absolute net master leases for the portfolio properties, for an initial term of 20 years, with five renewal options of five years each, at an annual rent of 6.65 percent of the purchase price for the first year. The National lease includes a CPI-based rent escalator with a maximum 1.5% annual increase, while the Mesirow lease includes a 1.5% annual rent escalator. In addition, the Company and BEF Foods, Inc. entered into separate payment and performance guaranties, one for the Mesirow Lease and one for the National Lease.

The transactions, which will be recorded in the Company’s fiscal 2016 fourth-quarter results, resulted in an estimated pre-tax gain of $57.0 million on certain of the properties, which will be amortized over the initial term of the lease and an estimated pre-tax loss of $9.0 million that will be recorded in the fiscal 2016 fourth quarter. Rent expense (net of the gain amortization) of approximately $11.0 million is expected to be incurred during fiscal year 2017. Depreciation expense of approximately $9.0 million related to the properties sold will no longer impact financial results beginning in fiscal year 2017.

Other than, in respect to the transactions discussed above, there are no material relationships between the parties involved and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

The description of the agreements contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the agreements. The purchase agreements are filed herewith. The Company will file the master leases and guaranties with the U.S. Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-K.

A copy of the press release announcing the execution of the agreements is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 2.01 of this Current Report is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired - Not Applicable
(b) Pro Forma Financial Information - Not applicable
(c) Shell Company Transactions - Not Applicable
(d) Exhibits:

The following exhibits are included with this Current Report on Form 8‑K:

Exhibit No.	Description	Filed
10.1	Purchase and Sale Agreement between Bob Evans Farms, LLC and National Retail Properties, LP dated February 23, 2016	Incorporated herein by reference to Exhibit 10.3 to Bob Evans Farms, Inc.’s Form 10-Q filed March 2, 2016 (File No. 0-1667)
10.2	First Amendment to Purchase and Sale Agreement between Bob Evans Farms, LLC and National Retail Properties, LP dated February 25, 2016	Incorporated herein by reference to Exhibit 10.4 to Bob Evans Farms, Inc.’s Form 10-Q filed March 2, 2016 (File No. 0-1667)
10.3	Purchase and Sale Agreement between Bob Evans Farms, LLC and Mesirow Realty Sale-Leaseback, Inc. dated February 23, 2016	Incorporated herein by reference to Exhibit 10.5 to Bob Evans Farms, Inc.’s Form 10-Q filed March 2, 2016 (File No. 0-1667)
99.1	News release issued by Bob Evans Farms, Inc. on April 18, 2016	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOB EVANS FARMS, INC.

Date: April 18, 2016	By:	/s/ Kevin C. O'Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Corporate Secretary